EXHIBIT 99.1

pressrelease

Media contact:	Investor contact:
Mike Jacobsen	Chris Bast
+1 330 490 3796	+1 330 490 6908
michael.jacobsen@diebold.com	christopher.bast@diebold.com
FOR IMMEDIATE RELEASE:
August 11, 2008
DIEBOLD REPORTS 2008 SECOND QUARTER PRELIMINARY FINANCIAL RESULTS
Progress on operating initiatives results in significant improvement in profitability
•	Demand for financial self-service solutions remains healthy

•	Continued focus on services drives solid growth and improved margins

•	Operational and manufacturing/supply chain initiatives yielding improved results

•	Company raises revenue expectations; reaffirms operating margin targets

•	2008 EPS expected to be in the range of $1.37 to $1.47 GAAP, and $2.25 to $2.30 non-GAAP*
NORTH CANTON, Ohio — Diebold, Incorporated (NYSE: DBD) today reported preliminary 2008 second quarter revenue of $771.0 million, an increase of 11.0 percent from the second quarter of 2007. The preliminary six month year-to-date revenue was $1,467.1 million, an increase of 9.3 percent from the prior period.
The company also reported preliminary net income of $25.6 million, or $.38 per share, for the second quarter 2008. This compares to preliminary net income of $26.9 million, or $.40 per share from the second quarter of 2007. The six month year-to-date preliminary net income was $37.5 million, or $.57 per share. This compares to preliminary net income of $32.1 million, or $.48 per share from the prior period in 2007.
Included in the 2008 and 2007 results were restructuring charges related to the severance and reorganization costs from the previously disclosed reduction in the company’s global workforce and the closure and sale of the manufacturing plant in Cassis, France. Also included were non-routine expenses associated primarily with the internal review of other accounting items, the ongoing Securities and Exchange Commission (SEC) and U.S. Department of Justice (DOJ) investigations and other advisory fees.
The second quarter 2008 results included restructuring charges of $.16 per share, compared to a net gain of $.04 per share in the second quarter 2007. In addition, the company also incurred $.10 per share in non-routine expenses in the second quarter 2008 and $.01 per share in the second quarter 2007. Excluding these restructuring charges and non-routine items, preliminary diluted earnings per share in the second quarter of 2008 would have been $.64 versus $.37 in the second quarter 2007*, an increase of 73.0 percent.

*	See accompanying notes for non-GAAP measures.

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PAGE 2/ DIEBOLD REPORTS 2008 SECOND QUARTER PRELIMINARY FINANCIAL RESULTS
The preliminary six month year-to-date results included restructuring charges of $.19 per share in 2008 compared with $.20 per share in 2007. Also included were non-routine expenses of $.19 per share in 2008 compared with $.01 per share in 2007. In addition, the company incurred a non-cash impairment charge of $.05 per share in 2008 related to the write down of an intangible asset. Excluding these items, preliminary diluted earnings per share in the six month year-to-date period would have been $1.00 per share compared to $.69 per share in 2007*, an increase of 44.9 percent.
Update on Strategic Actions
Cost-reduction initiatives
Diebold remains on track to achieve its three-year $100 million cost-reduction target by the end of 2008, and has committed to eliminate an additional $100 million of expense from its ongoing annual cost structure in the future. As previously disclosed, Diebold is executing a series of additional cost-reduction actions in 2008 and beyond. These actions include: additional strategic global manufacturing realignment; further consolidating the company’s supply chain and distribution network; and initiating a product rationalization/simplification program to improve margins, reduce the cash conversion cycle and improve inventory turnover.
Work has continued on the company’s strategic global manufacturing realignment plan to reduce its four-plant global Opteva production footprint down to two primary plants. While Diebold is still finalizing its plans, it has given notice to its employees and the collective bargaining unit representing its Newark, Ohio-area manufacturing facility that the company intends to close this operation and move all of its production to Diebold’s plant in Lexington, N.C. Most of Lexington’s Opteva ATM production lines will be moved to existing plants in China and Hungary. The Newark facility currently employs approximately 100 workers and produces physical security equipment. The company anticipates the product transition and employee reductions to begin in October 2008, and that the Newark-area facility will be closed in the first quarter of 2009. The job eliminations associated with this planned closing will be included in the global workforce reduction target announced on February 6, 2008.
In anticipation of the reduction in manufacturing capacity, the company will continue to maintain higher levels of inventory in the near term to ensure a smooth transition and meet customer delivery times. Further details regarding the company’s manufacturing realignment efforts and other affected facilities will be provided as actions progress.
Also, Diebold has progressed in its work with Menlo Worldwide Logistics to rationalize and optimize its warehouse network in the United States. Diebold is in the midst of reducing its U.S. warehouse infrastructure from 89 facilities down to three strategically located regional distribution and final customization facilities. This process, which the company anticipates will be completed by the end of the third quarter, is aimed at reducing customer lead times while simultaneously reducing required inventory levels.

*	See accompanying notes for non-GAAP measures.

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PAGE 3/ DIEBOLD REPORTS 2008 SECOND QUARTER PRELIMINARY FINANCIAL RESULTS
Additionally, the company has just completed an Opteva product rationalization program in North America, reducing its ATM product configuration complexity by more than 90 percent. While the number of unique product configurations will be greatly reduced, the company will retain current features and functions in more standardized packages. This is a major step toward the company’s goal to transition from a “build-to-order” manufacturing model to a “just-in-time” pull system with a global capability for post-production customization.
In conjunction with these actions, as well as the previously announced 5 percent workforce reduction and exiting unprofitable business segments in certain geographies, the company believes it has a solid basis to eliminate an additional $100 million in cost, with approximately $70 million being eliminated by the middle of 2010.
Premier Election Solutions strategy
The performance and near-term market expectations for the Premier Election Solutions subsidiary remain unchanged from the company’s April 30, 2008 release. While Diebold fully supports its elections subsidiary, the company also continues to pursue strategic alternatives to ownership of this company.
Financial reporting and government investigation status
Diebold has reflected impacts of the previously announced changes in revenue recognition as well as adjustments resulting from the internal review of other accounting items in the financial results provided in this release. The internal review is expected to be complete upon filing the company’s restated financial statements, which is anticipated to occur in September. As such, these are preliminary financial results and are subject to change to reflect any necessary corrections or adjustments, or changes in accounting estimates, that are identified prior to the Company’s filing of its Annual Report on Form 10-K for year ended December 31, 2007 and its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2007, September 30, 2007, March 31, 2008 and June 30, 2008. The company’s preliminary estimate of full year 2007 earnings per share is $.83 on a GAAP basis. Included in this estimate is approximately $.27 per share of restructuring charges, approximately $.08 per share of non-routine expenses and an impairment charge of $.74 per share, related to the impairment of the Premier Election Solutions’ goodwill.
While the restated financial statements will address the issues identified in the company’s internal review, the previously disclosed government investigations remain ongoing and there can be no assurance that the results of these investigations will not impact previously reported financial statements.
Market Outlook
Management commentary
“We are pleased to be able to report our preliminary financial results and look forward to becoming current with our SEC filings in September. As these results demonstrate, we have made significant progress in our efforts to improve profitability through the initiatives we established early in 2006,” said Thomas W. Swidarski, Diebold president and chief executive officer.

*	See accompanying notes for non-GAAP measures.

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“I am especially pleased with the improvements we have delivered in our service operations, as our efforts to provide higher value services continue to gain traction. Diebold’s focus on services remains one of our key differentiators in the marketplace, and is critical to our ability to improve profitability while strengthening our leadership position in the financial self-service industry — where we remain the clear global leader in services.”
Swidarski continued, “Considering the challenging environment in the financial industry, I am encouraged by the consistent demand customers have expressed for our solutions. In the United States, where financial institutions are facing unprecedented challenges, we continue to experience solid demand for financial self-service solutions from the national bank segment. This is partly driven by increased demand for deposit automation, where approximately one out of every two Opteva full-function ATMs shipped in 2008 is equipped with deposit automation technology. We expect this trend to continue as these customers strive to improve their retail banking operations — which remain an important profit center for many financial institutions.
“Given the strength in our markets and the improvement in profitability we have demonstrated to date, we remain confident that we will meet or exceed our operating margin targets of 7 percent in 2008, excluding restructuring and non-routine items,” said Swidarski. “This positions us well to achieve our operating margin goals of 9 percent in 2009 and 10 percent in 2010, excluding any possible restructuring or non-routine items.
“In addition to our operational improvements, Diebold’s momentum is driven by an intense customer focus and a very strong brand franchise, particularly in the global financial industry. This reflects the passion and dedication of our employees, who continually strive to deliver innovative solutions to meet our customers’ most challenging needs,” Swidarski concluded. “Our continued focus on the customer, along with the progress we have demonstrated in our operational improvement initiatives, clearly demonstrates our ability to significantly grow shareholder value in the near term.”
Second Quarter Orders (constant currency)
Total orders for financial self-service and security products and services were up well into the double-digit range compared to the prior-year period. Financial self-service orders increased well into double digits. While the company saw solid order growth in every geographic region, order growth was particularly strong in Asia-Pacific and the Americas as the company received large orders in China and Brazil. Security orders, however, decreased slightly as new bank branch construction and retail store openings remain weak in the United States.
Revenue
Total revenue for the 2008 second quarter was up 11.0 percent. Financial self-service products and services revenue increased 15.1 percent over the prior period, while total security revenue decreased 0.4 percent. Election systems revenue increased $4.9 million. During the quarter, the net positive currency impact was slightly more than 5 percent.
Gross Margin
Total gross margin for the quarter was 25.1 percent, compared to 23.5 percent in the second quarter 2007. Restructuring charges of $8.3 million were included in the second quarter of 2008, while restructuring charges of $2.9 million were recorded in the second quarter of 2007.

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PAGE 5/ DIEBOLD REPORTS 2008 SECOND QUARTER PRELIMINARY FINANCIAL RESULTS
Product gross margin was 26.9 percent in the quarter, compared to 27.4 percent in the second quarter 2007. Restructuring charges of $4.4 million were included in the second quarter of 2008, while restructuring charges of $2.9 million were recorded in the second quarter of 2007. The decrease in product gross margin was primarily the result of higher restructuring charges, a higher mix of revenue from lower margin market segments, with some pricing pressure in Asia Pacific and Europe and significant increases in certain commodity prices, partially offset by the company’s ongoing cost-reduction program.
Service gross margin in the quarter was 23.6 percent, compared to 20.2 percent in the second quarter of 2007. Restructuring charges of $3.9 million were included in the second quarter of 2008, while no restructuring charges were recorded in the second quarter of 2007. The year-over-year improvement in service margin was driven by better product quality, improved international margins as a result of previous restructuring actions, and continued gains in productivity and efficiency as the company continues to implement the latest tools and technology across its global service organization, partially offset by higher restructuring charges. Service margins also improved in the United States despite significantly higher fuel costs. Given how rapidly fuel prices have risen, however, the company was able to recover only a portion of this increase to date through pricing actions.
Net Income
The company reported preliminary net income of $25.6 million in the second quarter 2008, or 3.3 percent of revenue, compared to preliminary net income of $26.9 million in the second quarter 2007, or 3.9 percent of revenue. Included in the second quarter of 2008 were restructuring charges of $10.7 million net of tax, compared to a net gain on the sale of assets in the second quarter of 2007 of $2.7 million, net of tax. Also included in the second quarter 2008 operating expenses were non-routine expenses of $6.4 million net of tax primarily from legal, audit and consultation fees related to the internal review of other accounting items, restatement of financial statements and the ongoing government investigations. This compares to $0.5 million in non-routine expenses, net of tax, in the second quarter 2007.
Net Debt and Cash Flow
The company’s net debt* was $372.9 million at June 30, 2008 compared to $338.1 million at June 30, 2007, an increase of $34.8 million over the last 12 months.
Net cash provided by operating activities decreased $54.1 million, moving from $53.9 million of cash provided by operating activities in the six months ended June 30, 2007 to $0.2 million of cash used in the six months ended June 30, 2008. The primary reason for this decrease was due to higher accounts receivable and inventory levels as well as increased cash spend for non-routine expenses. Days sales outstanding (DSO) was 60 days at June 30, 2008 compared to 64 days at June 30, 2007, an improvement of four days. While DSO deteriorated 9 days in the first six months of 2008, moving from 51 days at December 31, 2007 to 60 days at June 30, 2008; it had deteriorated just 2 days in the first six months of 2007, moving from 62 days at December 31, 2006 to 64 days at June 30, 2007. Inventory turns moved from 3.8 turns at June 30, 2007 to 3.7 turns at June 30, 2008, as the company increased inventory levels in anticipation of third quarter revenue volume. As a result of the change in net cash provided by operating activities, free cash flow decreased by $51.3 million, moving from $29.8 million at June 30, 2007 to a free cash use of $21.5 million at June 30, 2008*.

*	See accompanying notes for non-GAAP measures.

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Restructuring charges
The company incurred second quarter 2008 restructuring charges totaling $12.3 million, or $.16 per share. These charges were primarily related to severance costs from the previously announced ongoing reduction in the company’s global workforce, which is on track to be completed by the end of 2008. Actual cash payments related to restructuring in the second quarter 2008 were approximately $9 million. Taking into consideration the previously announced manufacturing and supply chain restructuring and the global workforce reduction, Diebold expects full-year restructuring charges to be in the range of $40 million to $50 million, or $.45 per share to $.56 per share. While the majority of the anticipated 2008 restructuring charges are ultimately expected to result in cash payments, the company cannot currently predict the timing of these payments.
Non-routine expenses and impairment charge
The company incurred second quarter 2008 non-routine expenses totaling $8.5 million, or $.10 per share, compared to $0.7 million, or $.01 per share in the second quarter 2007. These expenses primarily consisted of legal, audit and consultation fees related to the previously announced internal review of other accounting items, restatement of financial statements and the ongoing government investigations, and other advisory fees. Diebold estimates these non-routine expenses for the full year will be in the range of $25 million to $28 million, or $.28 per share to $.32 per share. Actual cash payments related to these non-routine expenses in the second quarter 2008 were $9.6 million, compared to $.5 million in the second quarter 2007.
The company also incurred an impairment charge in the first quarter 2008 of $4.4 million, or $.05 per share, related to the write down of intangible assets from the 2004 acquisition of TFE Technology Holdings, a maintenance provider of network and hardware service solutions to federal and state government agencies and commercial firms.
Full-year 2008 outlook
The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions, disposals or other business combinations.
Expectations for the full year 2008 include:
•	Revenue

Previous guidance
Revenue growth	(provided April 30, 2008)	Current guidance
Total revenue	6 to 8 percent	8 to 10 percent
Financial self-service	5 to 6 percent	9 to 10 percent
Security	4 to 5 percent	1 to 3 percent
Election systems	$105 million to $115 million (including Brazil)	$120 million to $130 million (with approximately half coming from Brazil)
Brazilian lottery	$10 million to $13 million	$10 million to $13 million

*	See accompanying notes for non-GAAP measures.

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•	Earnings per share

2008 EPS (GAAP)	$1.47	–	$1.37
Restructuring charges	$.45	–	$.56
Non-routine expenses	$.28	–	$.32
Impairment	$.05
2008 EPS non-GAAP	$2.25	–	$2.30
Conference call
Thomas W. Swidarski and Kevin J. Krakora will discuss the company’s financial performance during a conference call today at 10:00 a.m. (ET). Access is available from Diebold’s Web site at www.diebold.com. The replay can also be accessed on the site for up to three months after the call.
Revenue Summary by Solutions
Revenue Summary by Solutions
(In $ Millions)

	Q2 2008	Q2 2007	% Change	YTD 6/30/08	YTD 6/30/07	% Change
Financial Self-Service	$549.4	$477.2	15.1%	$1,042.3	$934.7	11.5%
Security Solutions	195.4	196.1	-0.4%	380.7	376.6	1.1%

Total Fin. self-service & security	744.8	673.3	10.6%	1,423.0	1,311.3	8.5%
Election systems (U.S. and Brazil)	26.2	21.3	23.0%	40.8	30.4	34.2%
Brazilian lottery systems	—	—	—	3.3	—	—

Total Revenue	$771.0	$694.6	11.0%	$1,467.1	$1,341.7	9.3%

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Notes for Non-GAAP Measures
1.	Reconciliation of GAAP EPS to non-GAAP measures:

	Q2 2008	Q2 2007	YTD 6/30/08	YTD 6/30/07
Total EPS (GAAP measure)	$0.38	$0.40	$0.57	$0.48
Restructuring Charges	0.16	(0.04)	0.19	0.20
Non-routine expenses	0.10	0.01	0.19	0.01
Impairment	0.00	0.00	0.05	0.00

Total EPS (non-GAAP measure)	$0.64	$0.37	$1.00	$0.69

The company’s management believes excluding restructuring charges, non-routine expenses and impairment is useful to investors because it provides an overall understanding of the company’s historical financial performance and future prospects. Management believes EPS (non-GAAP) is an indication of the company’s base-line performance before gains, losses or other charges that are considered by management to be outside the company’s core operating results. Exclusion of these items permits evaluation and comparison of results for the company’s core business operations, and it is on this basis that management internally assesses the company’s performance.

2.	Preliminary free cash flow/(use) is calculated as follows:

	YTD 6/30/08	YTD 6/30/07
Net cash (used) provided by operating activities (GAAP measure)	$(0.2)	$53.9
Capital expenditures	(21.3)	(24.1)

Free cash flow (use) (non-GAAP measure)	$(21.5)	$29.8

The company’s management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities that is available for the execution of its business strategy, including service of debt principal, dividends, share repurchase and acquisitions. Free cash flow is not an indicator of residual cash available for discretionary spending, because it does not take into account mandatory debt service or other non-discretionary spending requirements that are deducted in the calculation of free cash flow.

3.	Net (debt) is calculated as follows:

	June 30, 2008	December 31, 2007	June 30, 2007
Cash, cash equivalents and other investments (GAAP measure)	$320.6	$311.3	$231.6
Less Industrial development revenue bonds and other	(12.0)	(12.0)	(12.0)
Less Notes payable	(681.5)	(624.1)	(557.7)

Net (debt) (non-GAAP measure)	$(372.9)	$(324.8)	$(338.1)

The company’s management believes that given the net debt, the significant cash, cash equivalents and other investments on its balance sheet, that net cash against outstanding debt is a meaningful debt calculation.
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4.	Reconciliation of GAAP Operating Margin to non-GAAP measures

	Operating Margin		Operating Margin
	Q2 2008	Q2 2007	YTD 6/30/08	YTD 6/30/07
GAAP Operating Margin	$45.5	$27.6	$69.2	$38.5
GAAP Operating Margin %	5.9%	4.0%	4.7%	2.9%
Restructuring	$12.3	$2.9	$15.1	$24.3
Non-routine Expenses	$8.5	$0.7	$17.2	$0.9
Non GAAP Operating Margin	$66.3	$31.2	$101.5	$63.7
Non GAAP Operating Margin %	8.6%	4.5%	6.9%	4.7%
The company’s management believes excluding restructuring charges and non-routine expenses from operating margins is an indication of the company’s baseline performance before gains, losses, or other charges that are considered by management to be outside the company’s core operating results. The exclusion of these items permits evaluation and comparison of results for the company’s core business operations and it is on this basis that the company’s management internally assesses the company’s performance.
Forward-Looking Statements
In this press release, statements that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. These forward-looking statements relate to, among other things, the company’s future operating performance, the company’s share of new and existing markets, the company’s short- and long-term revenue and earnings growth rates, the company’s implementation of cost-reduction initiatives and measures to improve pricing, including the optimization of the company’s manufacturing capacity, the company’s results for the three and six months ended June 30, 2007 and 2008, the completion of the company’s financial statements for the quarters ended June 30, 2007, September 30, 2007, March 31, 2008 and June 30, 2008 and the year ended December 31, 2007, the completion of the company’s restated financial statements, the ongoing SEC and DOJ investigations and the completion of the company’s internal review of other accounting items. The use of the words “will,” “believes,” “anticipates,” “expects,” “intends” and similar expressions is intended to identify forward-looking statements that have been made and may in the future be made by or on behalf of the company. Although the company believes that these forward-looking statements are based upon reasonable assumptions regarding, among other things, the economy, its knowledge of its business, and on key performance indicators that impact the company, these forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed in or implied by the forward-looking statements. The company is not obligated to update forward-looking statements, whether as a result of new information, future events or otherwise.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Some of the risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements include, but are not limited to:
•	the completion of the company’s financial statements for the quarters ended June 30, 2007, September 30, 2007, March 31, 2008 and June 30, 2008 and the year ended December 31, 2007, and the completion of the restatement of the company’s financial statements, including completion of the internal review;

•	the results of the SEC and DOJ investigations and the company’s review of other accounting items;

•	competitive pressures, including pricing pressures and technological developments;

•	changes in the company’s relationships with customers, suppliers, distributors and/or partners in its business ventures;

•	changes in political, economic or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the worldwide business in each of the company’s operations, including Brazil, where a significant portion of the company’s revenue is derived;

•	acceptance of the company’s product and technology introductions in the marketplace;

•	the amount of cash and non-cash charges in connection with the planned closure of the company’s Newark, Ohio facility;

•	unanticipated litigation, claims or assessments;
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•	variations in consumer demand for financial self-service technologies, products and services;

•	challenges raised about reliability and security of the company’s election systems products, including the risk that such products will not be certified for use or will be decertified;

•	changes in laws regarding the company’s election systems products and services;

•	potential security violations to the company’s information technology systems;

•	the company’s ability to successfully execute its strategy related to the election systems business; and

•	the company’s ability to achieve benefits from its cost-reduction initiatives and other strategic changes.
About Diebold
Diebold, Incorporated is a global leader in providing integrated self-service delivery and security systems and services. Diebold employs more than 17,000 associates with representation in nearly 90 countries worldwide and is headquartered in Canton, Ohio, USA. Diebold is publicly traded on the New York Stock Exchange under the symbol ‘DBD.’ For more information, visit the company’s Web site at www.diebold.com.
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PR/3401

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED INCOME STATEMENTS — PRELIMINARY AND UNAUDITED
(IN MILLIONS EXCEPT EARNINGS PER SHARE)

	Three months ended
	June 30
	2008	2007
Net Sales
Product	$354.2	$323.7
Service	416.8	370.9

Total	771.0	694.6

Cost of goods
Product	259.0	235.1
Service	318.3	296.0

Total	577.3	531.1

Gross Profit	193.7	163.5

Percent of net sales	25.1%	23.5%

Operating expenses
Selling, general and administrative	130.2	118.1
Research, development and engineering	18.0	17.8

Total	148.2	135.9
Percent of net sales	19.2%	19.6%

Operating profit	45.5	27.6
Percent of net sales	5.9%	4.0%

Other expense and minority interest, net	(8.4)	4.5

Income before taxes	37.1	32.1
Percent of net sales	4.8%	4.6%

Taxes on income	(11.5)	(5.2)
Effective tax rate	31.0%	16.2%

Net income	$25.6	$26.9

Percent of net sales	3.3%	3.9%

Basic weighted average shares outstanding	66.1	65.8
Diluted weighted average shares outstanding	66.7	66.8

Basic Earnings Per Share	$0.39	$0.41

Diluted Earnings Per Share	$0.38	$0.40
Note: These preliminary results are subject to change to reflect any necessary corrections or adjustments, or changes in accounting estimates, that are identified prior to the time the company’s second quarter 2007 and 2008 Form 10-Q’s are filed.

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED INCOME STATEMENTS — PRELIMINARY AND UNAUDITED
(IN MILLIONS EXCEPT EARNINGS PER SHARE)

	Six months ended
	June 30
	2008	2007
Net Sales
Product	$662.0	$618.8
Service	805.1	722.9

Total	1,467.1	1,341.7

Cost of goods
Product	479.6	467.7
Service	621.6	576.2

Total	1,101.2	1,043.9

Gross Profit	365.9	297.8

Percent of net sales	24.9%	22.2%

Operating expenses
Selling, general and administrative	259.0	225.1
Research, development and engineering	37.7	34.2

Total	296.7	259.3
Percent of net sales	20.2%	19.3%

Operating profit	69.2	38.5
Percent of net sales	4.7%	2.9%

Other expense and minority interest, net	(15.3)	4.4

Income before taxes	53.9	42.9
Percent of net sales	3.7%	3.2%

Taxes on income	(16.4)	(10.8)
Effective tax rate	30.4%	25.2%

Net income	$37.5	$32.1

Percent of net sales	2.6%	2.4%

Basic weighted average shares outstanding	66.1	65.7
Diluted weighted average shares outstanding	66.3	66.6

Basic Earnings Per Share	$0.57	$0.49

Diluted Earnings Per Share	$0.57	$0.48
Note: These preliminary results are subject to change to reflect any necessary corrections or adjustments, or changes in accounting estimates, that are identified prior to the time the company’s second quarter 2007 and 2008 Form 10-Q’s are filed.